Exhibit 10.1

Ronald Rosenzweig                                                            23 July 2007
[Address]

Subject: Amendment - Agreement June 1, 1999 - Revision

Dear Ron;

This is to confirm the revision made by the Board of Directors Compensation and Human Resources Committee meeting on 23 July 2007 to extend the Agreement dated June 1, 1999 between you and ANADIGICS, Inc. (and extended from July 2, 2002 through July 2, 2003, from July 2, 2003 through July 2, 2004, from July 2, 2004 through July 2, 2005, from July 2, 2005 through July 2, 2006 and from July 2, 2006 through July 2, 2007), regarding your employment by the Company. The existing agreement set to expire July 2, 2007, will be extended with the following terms and conditions:

1.	Your employment is extended for the period from July 2, 2007 through July 2, 2008 at 25% time as ANADIGICS employee.
2.	Your base salary compensation shall be at the annual rate of $110,000 paid biweekly.
3.	All other terms of your agreement dated June 1, 1999 remain intact as part of this extension.

If you are in agreement with the foregoing, please sign and return to John Warren, a copy of this letter.

Very truly yours,

/s/ Bami Bastani

Dr. Bami Bastani
President & Chief Executive Officer
ANADIGICS, Inc.

Accepted and agreed to as stated.

/s/Ronald Rosenzweig
Ronald Rosenzweig